Exhibit 99.1

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Noonan Russo
John C. Doyle	Jane Petrino
(650) 266-1407	212-845-4274
doyle@renovis.com	jane.petrino@eurorscg.com

Renovis Announces the Election of John P. Walker as Chairman of the Board of Directors

South San Francisco, California – November 17, 2005 — Renovis, Inc. (Nasdaq: RNVS) announced today the election of John P. Walker as Chairman of the Board of Directors. Mr. Walker, who has been Vice Chairman of the Board since July 2004, will replace Edward E. Penhoet, Ph.D. as Chairman, effective immediately. Dr. Penhoet will remain a member of the Board. Renovis’ Board will continue to have nine members.

“We are grateful to Ed for providing Renovis with years of top quality counsel and service as our Chairman. As a co-founder of the company with Ed, I am especially appreciative of his commitment to Renovis and am pleased he will remain on our Board where we can continue to benefit from his insight and experience,” stated Corey S. Goodman, Ph.D., President and Chief Executive Officer. “As a long-serving Board member, John’s advice has been instrumental to Renovis’ development and progress. He brings extensive experience and industry knowledge to the role of Chairman, and I look forward to continuing to work with him.”

“Participating in the development of Renovis thus far has brought me great satisfaction, and I am excited by the prospect of continuing to work closely with the company in an expanded role,” said John P. Walker, Chairman of the Board of Directors.

Mr. Walker has been a Director of the company since December 2002 and was appointed Vice Chairman in July 2004. Mr. Walker currently serves on the Board of Directors of Geron Corporation, a publicly-traded biotechnology company, and as Chairman of several privately-held biotechnology companies, including Kai Pharmaceuticals, Guava Technologies and Saegis Pharmaceuticals, and as an Investment Advisor to MDS Capital Corporation. Previously, he was Chairman and Chief Executive Officer of Axys Pharmaceuticals and VitaPhore Corporation, as well as having served as President of The Hospital Company, American Hospital Supply Corporation.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. Our most advanced product candidate, CEROVIVE® (NXY-059), is in Phase III clinical trials for acute ischemic stroke with our exclusive licensee, AstraZeneca AB. CEROVIVE (NXY-059), an investigational drug under development by AstraZeneca and licensed from Renovis, has a proposed mechanism of action of free radical trapping. It is being studied as a neuroprotectant in clinical trials based on effects seen in experimental models of acute ischemic stroke. Our research and development programs focus on major medical needs in the areas of neuroprotection and pain. We have a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule VR1 antagonists, and a research and development collaboration with Genentech to discover and develop anti-angiogenesis drugs and drugs that promote nerve re-growth following nervous system injury.

For additional information about the company, please visit www.renovis.com.

CEROVIVE (NXY-059) is a registered trademark of the AstraZeneca group of companies. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors, which could cause actual results or events to differ materially from the forward-looking statements that we make, are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 14, 2005. We do not assume any obligation to update any forward-looking statements.

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